UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

LYFT, INC.
(Name of Registrant as Specified In Its Charter)

ENGINE CAPITAL LP

ENGINE JET CAPITAL, L.P.

ENGINE LIFT CAPITAL, LP

ENGINE CAPITAL MANAGEMENT, LP

ENGINE CAPITAL MANAGEMENT GP, LLC

ENGINE INVESTMENTS, LLC

ENGINE INVESTMENTS II, LLC

ARNAUD AJDLER

ALAN L. BAZAAR

DANIEL B. SILVERS

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Engine Capital LP, together with the other participants named herein (collectively, “Engine”), has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Engine’s slate of director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Lyft, Inc., a Delaware corporation (the “Company”).

Item 1: On April 29, 2025, Engine issued the following press release:

Engine Capital Issues Presentation Highlighting the Case for Boardroom Change at Lyft and Opportunities for Meaningful Value Creation

Details the Board’s Numerous Governance and Capital Allocation Shortcomings, Including a Dual-Class Share Structure, Staggered Board, Unsustainable Level of Dilution, and Unoptimized Balance Sheet

Highlights its Director Candidates’ Substantial Public Company Board Experience, Capital Allocation Expertise, and Track Records of Value Creation

Believes Lyft Should Immediately Implement a $750 Million Accelerated Share Repurchase Program, Eliminate the Dual-Class Share Structure, and De-Stagger the Board

Files Definitive Proxy Statement and Urges Shareholders to Vote FOR Alan L. Bazaar and Daniel B. Silvers on the BLUE Universal Proxy Card as Replacements for Directors Sean Aggarwal and Betsey Stevenson

NEW YORK--(BUSINESS WIRE)--Engine Capital LP (together with its affiliates, “Engine” or “we”), which owns approximately one percent of the outstanding common shares of Lyft, Inc. (NASDAQ: LYFT) (“Lyft” or the “Company”), today released a presentation that details the need for governance and capital allocation enhancements at Lyft. Engine has also filed a definitive proxy statement with the U.S. Securities and Exchange Commission.

As a reminder, Engine is seeking to elect two highly qualified and independent candidates – Alan L. Bazaar and Daniel B. Silvers – to the Company’s Board of Directors (the “Board”) because Engine believes they have the requisite corporate governance and capital allocation expertise to create long-term value for Lyft shareholders.

Highlights from the presentation include:

•	Engine’s multiple attempts to work constructively with Lyft to strengthen the Board were met by entrenched directors who rejected Engine’s highly qualified candidates without even meeting with them.

•	The current Board lacks public company experience and financial sophistication. Seven of the Company’s 10 directors have never served on another public company board besides Lyft.

•	Lyft’s capital structure is completely unoptimized, with net cash of $831 million (pro forma of its recent acquisition) and a very cash flow generative business model. Engine recommends the Board immediately implement a $750 million accelerated share repurchase program.

•	In addition to maintaining a dual-class share structure that gives Lyft’s co-founders (who own just ~2.3% of the Company) ~30% voting power, the Board has several other governance issues, including staggered elections, a supermajority vote requirement to adopt, amend, or repeal bylaws, the inability of shareholders to act by written consent or call special meetings, and no resignation policy for when directors fail to receive a majority of investors’ votes.

•	Lead Independent Director and Nominating and Corporate Governance Committee Chair Sean Aggarwal and Nominating and Corporate Governance Committee member Betsey Stevenson have overseen negative total returns during their tenures, lack financial sophistication based on their track records at Lyft, and support the dual-class share structure.

•	Engine’s nominees – who have cumulatively served on 16 public company boards and who have exemplary track records of significant value creation – would advocate for eliminating the Company’s dual-class share structure, de-staggering the Board, optimizing the balance sheet, reassessing equity compensation practices to reduce dilution, and exploring all strategic alternatives.

About Engine Capital

Engine Capital LP is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Contacts

For Investors:

Engine Capital LP
212-321-0048
info@enginecap.com

For Media:

Longacre Square Partners LLC
Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@longacresquare.com / bkirpalani@longacresquare.com

Item 2: Also on April 29, 2025, Engine issued an Investor Presentation. The Investor Presentation is attached hereto as Exhibit 1 and is incorporated herein by reference.